National Interstate Corporation Reports Results For 2014 Third Quarter and First Nine Months

•	2014 third quarter EPS of $.44 improves by 19% compared to 2013 third quarter

•	Continued rate increases contributing to higher 2014 gross premiums written: up 9% for third quarter and 8% year to date

Richfield, Ohio, October 28, 2014 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $.44 per share for the 2014 third quarter which reflected improved underwriting results when compared to prior periods . The Company reported net income of $.31 per share for the 2014 first nine months compared to net income of $0.46 per share for the first nine months of 2013.

Gross premiums written increased 9% for the 2014 third quarter and 8% for the first nine months compared to the same 2013 periods primarily attributable to growth in the Alternative Risk Transfer (ART) and Transportation components.

Earnings

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net income from operations	$7,089	$6,398	$3,420	$5,483
After-tax net realized gains from investments	1,704	880	4,091	3,532
After-tax impact from transaction expenses	—	—	(1,406)	—
Net income	$8,793	$7,278	$6,105	$9,015

Net income from operations per share, diluted	$0.36	$0.33	$0.17	$0.28
After-tax net realized gains from investments per share, diluted	0.08	0.04	0.21	0.18
After-tax impact from transaction expenses per share, diluted	—	—	(0.07)	—
Net income per share, diluted	$0.44	$0.37	$0.31	$0.09

Net income for the 2014 third quarter increased compared to the 2013 third quarter and was primarily driven by higher income and realized gains from investments and also reflected slightly improved underwriting results. Net income for the first nine months of 2014 lags 2013 due to the $20 million reserve strengthening adjustment recorded in the 2014 second quarter and transaction expenses related to a withdrawn tender offer in the first half of 2014.

Underwriting Results:

Dave Michelson, President and Chief Executive Officer, said, “Underwriting results for the 2014 third quarter were much more in line with our expectations when compared to the first half of the year. We had virtually no prior year claims development in the quarter and for the first nine months we had a combined ratio of 97.1% excluding prior year development. We continue to believe our current risk selection and pricing have improved as evidenced by approximately $95 million of business we non renewed in the past 21 months along with continuous rate increases since 2012.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Losses and LAE ratio excluding prior year development (accident year)	79.0%	74.7%	76.8%	78.2%
Prior year loss development	0.1%	4.0%	7.3%	4.2%
Losses and LAE ratio (calendar year)	79.1%	78.7%	84.1%	82.4%
Underwriting expense ratio	20.0%	20.6%	20.3%	21.2%
Combined ratio	99.1%	99.3%	104.4%	103.6%

Claims: The loss and loss adjustment expense (LAE) ratio for the 2014 third quarter was 79.1% compared to 78.7% for the 2013 third quarter. The 2014 third quarter had minimal prior year development and experienced elevated loss severity in comparison to the 2013 third quarter which had 4.0 percentage points of unfavorable prior year claims development and large loss activity that was not as prevalent. The 2014 third quarter severe claims were primarily concentrated in several trucking related products.

Excluding prior year loss development, the loss and LAE ratio for the 2014 first nine months improved 1.4 percentage points compared to the 2013 first nine months. Improved risk selection and rates that are averaging approximately 8% higher have contributed to the period over period improvement. The prior year loss development for both 2014 and 2013 includes reserve strengthening in the first half of both years that recognized industry trends for commercial auto liability coverages written during the prolonged soft market conditions at rates below those required to keep pace with changing economic conditions as well as societal influences related to claims settlements.

Underwriting Expenses: The underwriting expense ratio of 20.0% for the 2014 third quarter and 20.3% for the first nine months were improved compared to the same periods in 2013 and historical run rates primarily attributable to a lower cost structure in our mix of business written and leveraging our operating costs over increased premiums earned. The Company continues to effectively manage underwriting expenses.

Investments:

Net investment income of $9.1 million for the 2014 third quarter and $26.6 million for the 2014 first nine months were 10% ahead of the same 2013 periods. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. In addition, the Company generated net realized gains from investments of $6.3 million for the 2014 first nine months from gains related to other invested assets, which consist of holdings in limited partnership investments, as well as from sales including gains from sales of equities in the 2014 third quarter. The Company continues to maintain a high quality and diversified portfolio with approximately 88% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of 4.2 years.

The fair value and unrealized gains from fixed maturities and equity securities were as follows:

	September 30, 2014
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$105,119	$2,894
State and local government	348,546	11,649
Mortgage backed securities	216,965	7,505
Corporate obligations	190,433	7,291
Other debt obligations	82,485	(334)
Preferred redeemable securities	4,295	127
Total fixed maturities	$947,843	$29,132

Equity securities	$78,885	$8,452

Total fixed maturities and equity securities	$1,026,728	$37,584

Gross Premiums Written

Mr. Michelson commented, “Our top line growth has been consistent throughout 2014 and is primarily related to our two largest components, ART and Transportation. Our rate increases on renewal business which averaged 9% for the third quarter have also remained consistent throughout the year and contributed to our top line growth. We believe that our rate levels for both the new and renewal business address recent loss cost trends that have emerged for the commercial auto line of business.”

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$64,435	44.8%	$54,255	41.2%
Transportation	60,496	41.9%	56,344	42.7%
Specialty Personal Lines	8,717	6.0%	12,098	9.2%
Hawaii and Alaska	6,648	4.6%	7,001	5.3%
Other	3,951	2.7%	2,133	1.6%
Gross premiums written	$144,247	100.0%	$131,831	100.0%

	Nine Months Ended September 30,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$257,382	52.6%	$224,743	49.6%
Transportation	178,358	36.4%	165,509	36.6%
Specialty Personal Lines	28,044	5.7%	39,497	8.7%
Hawaii and Alaska	16,667	3.4%	15,920	3.5%
Other	9,499	1.9%	7,046	1.6%
Gross premiums written	$489,950	100.0%	$452,715	100.0%

Alternative Risk Transfer: Gross premiums written in the ART component for the 2014 third quarter and first nine months increased 19% and 15%, respectively, compared to the same periods last year. The ART component has historically maintained high customer retention which along with a continuous flow of new customers has made this component a consistent growth area for the Company. The growth in 2014 was from business in the group and national account portions of the ART component that grew as a result of the addition of new customers, as well as rate and exposure increases on renewal business.

Transportation: Gross premiums written in the Transportation component for the 2014 third quarter and first nine months increased 7% and 8%, respectively, compared to the same periods last year. The growth for the 2014 third quarter and first nine months in the Transportation component is attributable to rate increases for existing customers as well as new business from recently introduced products that are taking hold. In 2012 the Company addressed a market need by offering expanded limits to trucking insureds and in 2013 and early 2014 introduced waste operations, traditional heavy haul, traditional ambulance, and home delivery insurance products all of which have contributed to the 2014 third quarter and year to date growth.

Specialty Personal Lines and Hawaii and Alaska: The Specialty Personal Lines and Hawaii and Alaska components combined represent less than 10% of the Company’s gross premiums written. Hawaii and Alaska grew 5% for the 2014 first nine months while Specialty Personal Lines continues to show a year over year decline in part due to the runoff of the commercial vehicle product that was discontinued in the third quarter of last year.

Summary Comments

“Our top line, underwriting expenses, and investment results remain favorable and consistent with our expectations. In contrast, the 2014 third quarter claims results can be characterized as more normal than the first half of the year. Prior year loss development was flat for the quarter and the 2014 year to date accident year combined ratio of 97.1% is improved over the recent prior accident years,” stated Mr. Michelson. “We continue to be cautiously optimistic that we have adequately addressed the loss trends in our commercial auto liability coverages and believe that the quality and pricing of our business will contribute to improved results.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2014 third quarter and first nine months results on Wednesday, October 29, 2014 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
Celebrating 25 Years
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Operating Data:
Gross premiums written	$144,247	$131,831	$489,950	$452,715

Net premiums written	$126,825	$117,553	$403,777	$381,528

Premiums earned	$140,009	$132,748	$412,651	$388,521
Net investment income	9,130	8,302	26,615	24,190
Net realized gains on investments (*)	2,622	1,353	6,294	5,433
Other	941	877	2,487	2,559
Total revenues	152,702	143,280	448,047	420,703
Losses and loss adjustment expenses	110,755	104,530	346,920	320,098
Commissions and other underwriting expenses	24,058	23,555	70,482	69,847
Other operating and general expenses	4,912	4,625	15,797	15,240
Transaction expenses	—	—	2,163	—
Expense on amounts withheld	1,971	1,080	4,952	3,548
Interest expense	59	184	191	486
Total expenses	141,755	133,974	440,505	409,219
Income before income taxes	10,947	9,306	7,542	11,484
Provision for income taxes	2,154	2,028	1,437	2,469
Net income	$8,793	$7,278	$6,105	$9,015

Per Share Data:
Net income per common share, basic	$0.44	$0.37	$0.31	$0.46
Net income per common share, diluted	$0.44	$0.37	$0.31	$0.46

Weighted average of common shares outstanding, basic	19,780	19,657	19,746	19,640
Weighted average of common shares outstanding, diluted	19,853	19,766	19,823	19,770

Cash dividend per common share	$0.12	$0.11	$0.36	$0.33

(*) Consists of the following:
Net realized gains before impairment losses	$2,942	$1,491	$6,979	$5,588

Total losses on securities with impairment charges	(320)	(138)	(455)	(155)
Non-credit portion recognized in other comprehensive income (loss)	—	—	(230)	—
Net impairment charges recognized in earnings	(320)	(138)	(685)	(155)
Net realized gains on investments	$2,622	$1,353	$6,294	$5,433

GAAP Ratios:
Losses and loss adjustment expense ratio	79.1%	78.7%	84.1%	82.4%
Underwriting expense ratio	20.0%	20.6%	20.3%	21.2%
Combined ratio	99.1%	99.3%	104.4%	103.6%
Return on equity (a)			2.3%	1.0%
Average shareholders’ equity			$355,660	$350,201

	At September 30,	At December 31,
	2014	2013
Balance Sheet Data (GAAP):
Cash and invested assets	$1,145,335	$1,075,428
Reinsurance recoverable	159,858	169,210
Intangible assets	7,862	8,073
Total assets	1,687,542	1,623,827
Unpaid losses and loss adjustment expenses	851,433	803,782
Long-term debt	12,000	12,000
Total shareholders’ equity	$359,035	$352,284
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$340,099	$339,655
Book value per common share, basic (at period end)	$18.15	$17.92
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.19	$17.28
Common shares outstanding at period end (b)	19,780	19,661

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At September 30, 2014 and December 31, 2013 there were 64,320 and 60,534, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.